Exhibit 99.1

Raymond A. Low Chief Financial Officer (510) 683-5900 Leslie Green Green Communications Consulting, LLC (650) 312-9060
Contacts:

AXT, Inc. Announces 5-year Contract for Germanium Substrates with AZUR SPACE

FREMONT, Calif., February 2, 2010 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has been awarded a 5-year contract for germanium (Ge) substrates with AZUR SPACE Solar Power GmbH, a leading provider of satellite solar cells for space and terrestrial applications.  This contract is the result of a collaboration of the two companies that has enabled AZUR SPACE to obtain an industry-leading 40 percent conversion efficiency rate in average for Triple Junction CPV solar cells and the 30 percent conversion efficiency rate in average for Triple Junction GaAs space solar cells.

“We are very pleased to announce our successful partnership with AZUR SPACE,” said Morris Young, chief executive officer of AXT, Inc.  “Since 1964, AZUR SPACE has been at the forefront of the development of solar technology and we are excited that our collaboration over the past months has resulted in one of the highest conversion efficiency rates in the industry, further advancing the potential of this important Triple Junction CPV technology.  We are thrilled to be working with them and look forward to a long and prosperous relationship.”

“AXT has been a great partner to work with throughout the qualification process,” said Patrick Kilper, Manager Supply Management of AZUR SPACE.  “Its germanium substrates consistently met our stringent requirements and we are pleased that the company has its own source of germanium raw materials to ensure adequate supply as customer demand for our solar cells continues to rise.”

Germanium is a single-element substrate used to produce devices for photovoltaic applications.  The material is becoming more widely used for space and terrestrial solar cell applications as the worldwide focus on satellite technology and alternative energy development increases.  Europe continues to lead the rest of the world in investment into solar energy development, but government subsidies in the United States, Asia and Australia are promoting the development of this technology around the world.

AXT is a leading supplier of germanium substrates and uniquely has its own source of germanium raw material through its China joint venture.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single-element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

About AZUR SPACE Solar Power GmbH

AZUR SPACE Solar Power GmbH with its headquarters in Heilbronn Germany, develops, produces and supplies bare solar cells for space and terrestrial applications.  The company draws from more than 40 years of experience and several million solar cells. Its range of products covers various types of silicon and III-V solar cells on germanium for space application and concentrator photovoltaic systems.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our qualification of substrates with AZUR SPACE Solar Power GmbH, our commencement of volume orders with AZUR SPACE, and the development of a relationship with AZUR SPACE, our ability to supply raw materials from our own source of germanium raw materials to ensure adequate supply, the rise in customer demand for our solar cells,  the increasing use of germanium for satellite and terrestrial solar cell applications, the increasing focus on satellite technology and alternative energy development and government promotion of the development of this technology, and opportunities for growth in the coming years.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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